EXHIBIT 21.1

                 SUBSIDIARIES OF BEVSYSTEMS INTERNATIONAL, INC.

The following is a list of subsidiaries of BEVsystems International, Inc., a Colorado corporation:

1. Pocotopaug Investments, Inc., a Florida corporation, 100% owned by BEVsystems International, Inc.

2. BEVsystems International, Ltd., a Bermuda corporation, 100% owned by BEVsystems International, Inc.